H.J. GRUY AND ASSOCIATES, INC.

6575 West Loop South, Suite 550, Bellaire, Texas 77401 • TEL. (713) 739-1000 •FAX (713) 739-6112

EXHIBIT 23.2

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of reference to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our report, or information contained therein, dated February 2, 2016, prepared for Swift Energy Company in the Registration Statement on Form S-8 filed on or about April 25, 2016, pertaining to the registration of shares of common stock of Swift Energy Company under the Swift Energy Company 2016 Equity Incentive Plan.

We further consent to references to this firm under the heading “EXPERTS.”

H.J. GRUY AND ASSOCIATES, INC.

by: /s/ Marilyn Wilson
Marilyn Wilson, P.E.
President and Chief Executive Officer

April 25, 2016
Houston, Texas

AEF01083CONd Gruy Consent - S-8 - 2016.docx